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                                                                       EXHIBIT 5

August 27, 1997


Borg-Warner Security Corporation
200 South Michigan Avenue
Chicago, Illinois 60604

Ladies and Gentlemen:

I am Vice President and General Counsel of Borg-Warner Security Corporation, a Delaware corporation ("Borg-Warner"), and have acted as counsel for Borg-Warner in connection with Registration Statement on Form S-8 ("Registration Statement") to be filed with the Securities and Exchange Commission relating to the registration of 2,450,000 shares of Common Stock, par value $.01 per share ("Shares") to be sold pursuant to the terms of Borg-Warner's 1993 Stock Incentive Plan, as amended, Borg-Warner's Performance Share Plan, as amended, and Borg-Warner's Executive Officer Incentive Plan (the "Plans"). In that connection I or attorneys acting under my supervision and control have reviewed such documents and have made such investigations of law as I have deemed appropriate as a basis for the opinions expressed below.

Based upon the foregoing and subject to the qualifications set forth herein, I am of the opinion that the Shares, when issued in accordance with the terms of the Plans, will be legally issued, fully paid and non-assessable.

I express no opinion as to, or the effect of applicability of, any laws other than the federal laws of the United States of America and the corporate law of the State of Delaware. This opinion is limited to the specific issues addressed and is limited in all respects to laws and facts existing on the date hereof. By rendering this opinion, I do not undertake to advise you of any changes in such laws or facts which may occur after the date hereof. This opinion is being delivered in my official capacity as General Counsel and no individual or personal liability shall attach hereto.

I consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to me in the Registration Statement. In giving such consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.


Very truly yours,

/s/ Robert E.T. Lackey